EXHIBIT 3.1

NOTE ABOUT TRANSLATION:

This document is an English translation of a document in Italian language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Italian text will govern by law. In this translation, Italian legal concepts are expressed in English terms and not in their original Italian terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

UNOFFICIAL ENGLISH TRANSLATION OF THE DEED OF INCORPORATION OF

GENENTA SCIENCE S.R.L.

Repertory no. 56	Collection no. 9

DEED OF INCORPORATION OF LIMITED LIABILITY COMPANY

THE ITALIAN REPUBLIC

The year 2014 (two thousand fourteen),

the day 24 (twenty-four),

of the month of July,

in Milan, Via Agnello no. 18.

Before me, Andrea De Costa, public notary in Novate Milanese, registered at the Notary Register of Milan, the following persons appeared:

1)	Paracchi Pierluigi, born in Milan, on 22 May 1973, resident and domiciled in Milan, Piazza Maria Adelaide di Savoia, no. 1, fiscal code PRCPLG73E22F205F, Italian citizen;

2)	Naldini Luigi, born in Turin, on 5 March 1959, resident and domiciled in San Felice di Pioltello (Milan), Strada Malaspina no. 16, fiscal code NLDLGU59C05L219G, Italian citizen;

3)	Genter Bernard Rudolf, born in Donauwoerth (Germany), on 9 November 1975, resident and domiciled in Milan, Via San Maurilio no. 13, fiscal code GNTBNH75S09Z112A, German citizen;

4)	Bedin Nicola, born in Montebelluna (TV), on 8 January 1977, not in his own right but as Managing Director and, as such, in legal representation of:

Ospedale San Raffaele S.r.l.

a company incorporated and governed according to Italian law and of Italian nationality, with registered office in Milan, Via Olgettina no. 60, corporate capital equal to Euro 60,817,200.00 fully paid-in, fiscal code and registration number with the Register of Companies of Milan: 07636600962, registered under no. 1972938, duly empowered in execution of the resolution of the Board of Directors dated 14 July 2014 to this deed attached as authenticated extract under “A”.

(the above-mentioned parties, hereinafter also referred to jointly as the “Constituents”)

Such parties, whose personal identity I, the notary, am certain of,

prior declaration:

-	regarding to Paracchi Pierluigi, to be married in regime of separation of goods;
-	regarding to Naldini Luigi, to be married in regime of separation of goods;
-	regarding to Genter Bernhard, to be unmarried.

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considering that:

A)	the Constituents have previously expressed the intention to pursue the development, for the purposes of subsequent exploitation, of a project aimed at researching and creating new drugs for the treatment of cancer (the “Project”);

B)	for the purposes of implementing the Project, it is the intention of the Constituents to establish a limited liability company which, according to the common will of the Constituents, as soon as in possession of the requirements of the law, will be qualified as an innovative start-up pursuant to and for the purposes of Decree Law No. 179/2012, converted into Law No. 221/2012, and its subsequent amendments, additions and implementing provisions;

C)	in particular, the Constituents agreed that, within the scope and for the purposes of the realization of the Project, each will contribute according to their specific competencies, and for this reason the Constituents have an interest in the allocation of the stakes of the company to be established in a measure that is not proportional to the initial contributions;

in view of the above

sign and agree as follows:

1)	(Name – Registered Office – Duration). It is hereby incorporated by the Constituents a limited liability company to be known as:

“Genenta Science S.r.l.”

with registered office in Milan, Via Olgettina no. 60, and with duration until 31 (thirty-one) December 2014 (two thousand fourteen).

2)	(Corporate Purpose). The company has as purpose:

a)	research, development, production, industrialization and marketing of new therapeutic compounds of biotechnological, biological and chemical origin, pertaining to the pharmaceutical, biotechnological, molecular/cellular medicine, genetics and diagnostics sectors (hereinafter, the “Activity”);

b)	production, processing of materials and provision of services with respect to the Activity;

c)	the development and improvement of new technologies and procedures with respect to the Activity;

d)	industrialization, production and distribution of pharmaceutical and parapharmaceutical, biotechnological, chemical and biological products and their derivatives, both on their own account and on behalf of third parties;

e)	the promotion and organization of courses of a scientific nature.

In order to achieve the corporate purpose and, only in a residual manner and in any case instrumental to the achievement of the purpose itself, the company may carry out any necessary or useful operation of a movable, immovable, commercial, industrial and financial nature, including the assumption of mortgages in any form with private individuals, companies and credit institutions, the issuing of real and non-real guarantees, including sureties, letters of indemnity and guarantee, endorsements. The company may also directly or indirectly acquire and dispose of interests or shareholdings in other companies or enterprises, whether established or being established, whose purpose is similar or related to its own.

In any case, the exercise towards the public of any activity qualified by law as “financial activity” and, except in cases and in full compliance with the provisions of the law, of reserved professional activity and that which the law reserves for particular physical and legal persons is excluded.

3)	(Corporate Capital). The initial corporate capital of the company incorporated herein is equal to Euro 11,650.00 (eleventhousandsixhundredandfifty/00) subscribed in cash as specified in point 5) below.

4)	(By-laws – Operating rules). The herein constituted company shall be governed and operate in accordance with the rules contained in the document (By-laws), including the provisions set forth in the preceding paragraphs, which consists of 20 articles and which, read by me as notary to the appearing parties, approved by them and then signed by me as notary, is attached under “B” as an integral and substantial part of this deed.

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5)	(Contributions - Stakes of participation - Non-proportional allocation). The corporate capital equal to Euro 11,650.00 (eleventhousandsixhundredandfifty/00) is fully subscribed by the quotaholders and the stakes of participation are determined, according to what is allowed by Article 2468, second paragraph of the Italian Civil Code, in an amount not proportional to their respective contributions respectively:

-	to Paracchi Pierluigi, against a cash contribution of Euro 10,000.00 (ten thousand/00) is assigned a stake equal to 48.96% of the corporate capital, with no express par value;
-	to Naldini Luigi, against a cash contribution of Euro 100.00 (onehundred/00), is assigned a stake equal to 6.82% of the corporate capital, with no express par value;
-	to Genter Bernhard, against a cash contribution of Euro 50.00 (fifty/00), is assigned a stake equal to 3.41% of the corporate capital, with no express par value;
-	to Ospedale San Raffaele S.r.l., against a cash contribution of Euro 1,500.00 (onethousandfivehundred/00) is assigned a stake of 40.81% of the corporate capital, with no express par value.

It is therefore recorded that the value of the contributions is equal to the total amount of the corporate capital. It is also noted that the corporate capital - equal to Euro 11,650.00 (eleventhousandsixhundredandfifty/00) - has been fully paid in by each of the quotaholders (each for his own contribution as determined above) as follows:

●	Paracchi Pierluigi by a non-transferable bank cheque no. 4200132671-07 issued by Banca Ubi branch no. 154 located in Milan, on 23 July 2014, for an amount of Euro 10,000.00 (ten thousand/00) in favour of the company incorporated herein;

●	Naldini Luigi by a non-transferable bank cheque no. 6602434700-04 issued by Banca Popolare di Milano branch no. 00361 located in Segrate today for an amount equal to Euro 100 (onehundred/00) in favour of the company incorporated herein

●	Gentner Bernhard by a non-transferable bank cheque no. 3109753839-10 issued by Intesa San Paolo, San Raffaele branch, located in Milan, on 23 July 2014, for an amount of 50 (fifty/00) in favour of the company incorporated herein

●	Ospedale San Raffaele S.r.l. by a non-transferable bank cheque no. 3109753840-11 issued by the Intesa Sanpaolo, San Raffaele branch, located in Milan, on 23 July 2014 in the amount of Euro 1,500.00 (one thousand five hundred/00) in favour of the company incorporated herein;

The said cheques are hereby delivered into the hands of the appointed administrator and herein appeared Mr. Paracchi Pierluigi who, as such, receives them issuing a receipt to the constituents.

6)	(Board of directors). The company incorporated herein will be initially managed jointly by two directors that will remain in office until revocation or resignation in the persons of Messrs:

●	Paracchi Pierluigi, generalised as above and domiciled for the office at the company’s registered office, and

●	D’Amelio Einaudi Anna Flavia, born in Rome on 22 June 1982, Italian 1982, Italian citizen, fiscal code DMLNFL82H62H501Z, domiciled for the office at the company’s registered office both of whom meet the legal requirements.

The directors are jointly empowered with all the powers referred to in article 14 of the by-laws as well as jointly representing the company against third parties and in legal proceedings with joint signatures pursuant to Article 15 of the of the same by-laws.

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7)	(Date of end of financial year). The financial years shall end on 31 (thirty-one) December of each year. The first financial year will end on 31 (thirty-one) December 2014 (two thousand fourteen) to coincide with the company’s current expiry date.

8)	(Registration in the commercial register). The appeasers are hereby expressly authorised, severally and jointly, to carry out all the formalities necessary for the legal existence of the company herein incorporated and to carry out any amendments, corrections, and additions to the text of this deed and the attached by-laws that may be required for registration in the competent commercial register.

9)	(Expenses). The approximate total amount of incorporation expenses to be borne by the company is equal to Euro 2,500.00 (twothousandfivehundred/00).

I have read this document to the participants - excluding, due to their express dispensation, the reading of attachment A - and they approve it and sign it with me at eleven o’clock.

This deed consists of three sheets written with mechanical means by a person of trust and of nine pages (and the tenth page so far completed) handwritten by me.

Signed:

Pierluigi Paracchi

Luigi Naldini

Bernhard Rudolf Gentner

Nicola Bedin

Andrea De Costa (Notary)

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Annex B no. 56/9 of repertory

By-laws

Title I

NAME – CORPORATE PURPOSE – REGISTERED OFFICE – DURATION –

REGISTER OF QUOTAHOLDERS

Article 1 – Name

A limited liability company is incorporated under the company name:

“Genenta Science S.r.l.”

Article 2 – Corporate Purpose

The company has as purpose:

a)	research, development, production, industrialization and marketing of new therapeutic compounds of biotechnological, biological and chemical origin, pertaining to the pharmaceutical, biotechnological, molecular/cellular medicine, genetics and diagnostics sectors (hereinafter, the “Activity”);

b)	production, processing of materials and provision of services with respect to the Activity;

c)	the development and improvement of new technologies and procedures with respect to the Activity;

d)	industrialization, production and distribution of pharmaceutical and parapharmaceutical, biotechnological, chemical and biological products and their derivatives, both on their own account and on behalf of third parties;

e)	the promotion and organization of courses of a scientific nature.

In order to achieve the corporate purpose and, only in a residual manner and in any case instrumental to the achievement of the purpose itself, the company may carry out any necessary or useful operation of a movable, immovable, commercial, industrial and financial nature, including the assumption of mortgages in any form with private individuals, companies and credit institutions, the issuing of real and non-real guarantees, including sureties, letters of indemnity and guarantee, endorsements. The company may also directly or indirectly acquire and dispose of interests or shareholdings in other companies or enterprises, whether established or being established, whose purpose is similar or related to its own.

In any case, the exercise towards the public of any activity qualified by law as “financial activity” and, except in cases and in full compliance with the provisions of the law, of reserved professional activity and that which the law reserves for particular physical and legal persons are excluded.

Article 3 – Registered office

The company has the registered office in Milan.

The directors may set up and close branches, offices, subsidiaries, warehouses, and representative offices both in Italy and abroad.

Article 4 – Duration

The company has a duration until 31 December 2014 and can be extended or dissolved prematurely by a resolution of the Quotaholders’ Meeting.

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Article 5 – Register of quotaholders. Domicile and address of quotaholders

The company shall keep, under the responsibility of the directors, in the same manner as established by law for the other corporate books, the register of quotaholders, in which shall be indicated the name and domicile of the quotaholders, the stakes of each, the payments carried out on the stakes, the changes in the persons of the quotaholders, as well as, if communicated, their contact details.

The transfer of stakes and the constitution of real rights on the same shall be effective for the company as from the moment of their registration in the register of quotaholders, which shall be carried out by the directors, subject to compliance with the disclosure requirements set out by current regulations.

The domicile of the quotaholders and the e-mail address to which notices or communications provided for by the By-laws or otherwise made by the corporation with respect to their dealings with the corporation are validly made, shall be as shown in the register of quotaholders.

Title II

CORPORATE CAPITAL – STAKES – DEBT INSTRUMENTS – CONTRIBUTIONS

Article 6 – Corporate capital

The corporate capital is equal to Euro 11,650.00 (eleventhousandsixhundredandfifty/00), divided into stakes with no express par value.

The corporate capital may also be increased, within the limits and in accordance with the procedures established by law, with contributions other than in cash, including contributions of labour or services. In the case referred to in Article 2465, second paragraph of the Italian Civil Code, the authorisation of the quotaholders is not required pursuant to Article 2479 of the Italian Civil Code.

In the event of a resolution by the quotaholders to increase the corporate capital by means of new contributions, the quotaholders have the right to subscribe in proportion to the stakes held by them. The quotaholders are entitled to expressly provide in the resolution for the increase that the increase may also be implemented through the offer of newly issuedstakes to third parties, except for the case provided for by Article 2482-ter of the Italian Civil Code; in this case, the quotaholders who did not agree to the decision shall have the right of withdrawal.

For the modalities and terms of the exercise of the right of withdrawal, which is exercisable only in cases permitted by law, the provisions of the law shall apply and, in default, in so far as they are compatible, the corresponding provisions provided for the withdrawal of a joint-stock company.

Article 7 – Transfer of stakes

The transfer of stakes is not allowed until 31 December 2014, during this period the right of withdrawal under this clause is excluded.

Article 8 – Quotaholders’ payments

The company may acquire capital and non-repayable payments from quotaholders or, without prejudice to the provisions of Article 2467 of the Italian Civil Code, and the pro tempore regulations in force concerning the collection of shareholder loans, interest-bearing and non-interest-bearing loans.

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Title III

QUOTAHOLDERS’DECISIONS – QUOTAHODERS’MEETING

Article 9 – Quotaholders’ Decisions

Th quotaholders shall decide on matters reserved to them by law or by this by-laws, as well as on issues submitted for their approval by one or more Directors or by quotaholders representing at least one third of the corporate capital.

The quotaholders’decisions are approved by the favourable vote of more than half of the corporate capital, unless otherwise provided for by law.

Article 10 – Calling of the Quotaholders’Meeting

The Quotaholders’ Meeting is convened by the board of directors by registered letter or e-mail, to be sent to the domicile or address of the quotaholders, directors and, if appointed, to the sole auditor, no less than eight days before the Quotaholders’Meeting.

The Quotaholders’Meeting can also be convened outside the registered office, provided that it is in Italy.

The notice of call shall indicate the place, day, time and agenda of the meeting and may provide for a second call, if necessary, if the first call is not attended by the corporate capital required to resolve.

However, the Quotaholders’Meeting are valid, even if not convened in this way, if the entire corporate capital is represented, and all the directors and the sole auditor, if appointed, are present or otherwise informed of the number of meetings and no one opposes the discussion of the items on the agenda.

Article 11 – Intervention in the Quotaholders’Meeting

Subject to the obligation of disclosure in accordance with current regulations, all quotaholders registered in the quotaholders’ register may attend the meeting.

The quotaholders are entitled to vote in proportion to their stakes.

Each quotaholder - who is entitled to attend the Quotaholders’Meeting - may be represented, by written proxy, by another person who is not a director, auditor or employee of the company.

The Participation in the meeting can also take place by means of an audio/television connection, under the condition that all participants can be identified and that they can follow the discussion and take part in real time in the discussion of the issues addressed and that they are also informed; if these requirements are met, the Quotaholders’Meeting shall be considered to be held at the place where the Chairman is located and where the Secretary is also located, in order for the minutes to be drawn up and signed in the relevant register.

It is for the chairman of the meeting to ascertain the right to participate in the meeting.

Article 12 – Chairman of the Quotaholders’ Meeting and recording of minutes

The Quotaholders’ Meeting shall be chaired by the person appointed by the Quotaholders’ Meeting from time to time. The Quotaholders’ Meeting resolutions shall be recorded in minutes signed by the Chairman and the Secretary. In the cases provided for by law and when the Chairman deems it appropriate, the minutes shall be recorded by a notary selected by the Chairman.

Title IV

MANAGEMENT

Article 13 – Composition of the board of directors

The management of the company is entrusted to two directors jointly in accordance with the combined provisions of Articles 2475 and 2258 of the Italian Civil Code.

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The directors may also be non-quotaholders and remain in office for the period established at the time of their appointment; they may be re-elected and are subject to the conditions for ineligibility or resignation provided for in Article 2382 of the Italian Civil Code but not those provided for in Article 2390 of the Italian Civil Code.

Article 14 – Powers of the board of directors

The directors are invested with the widest powers for the ordinary and extraordinary management of the company without any exception of any kind, with the power to carry out all acts, including acts of disposal, that they consider appropriate for the implementation and achievement of the corporate purposes, excluding only those that the law or the by-laws reserve exclusively to the Quotaholders’ Meeting or in any case to the decision of the quotaholders.

Article 15 – Representation of the company

The directors shall be jointly entitled to represent the company in dealings with third parties and in legal proceedings, with the power to promote legal and administrative actions and claims at all levels of jurisdiction and to appoint lawyers and attorneys at law for this purpose.

Title V

SOLE STATUTORY AUDITOR

Article 16 – Sole statutory auditor

In the cases provided for by law, or when it is in any case advisable, the quotaholders appoint a single auditor registered in the register of legal auditors to carry out management control and auditing functions.

In all cases of appointment of a single statutory auditor, the provisions on the board of statutory auditors provided for joint-stock companies also apply with regard to the duration, competences and powers.

Title VI

FINANCIAL YEARS – FINANCIAL STATEMENTS

Article 17 – Financial year

The financial year of the company shall end on 31 December 2014 and any subsequent financial years.

Article 18 – Financial statements. Allocation of profits

At the end of each financial year, the directors shall draw up the financial statements as required by law.

The financial statements shall be submitted to the quotaholders within 120 days after the end of the financial year, or within 180 days when particular requirements necessitate it within the limits and under the conditions indicated in the second paragraph of Article 2364 of the Italian Civil Code.

The annual net profits, after deduction of the amount allocated by law to reserves, are preferably allocated to reserves, unless the quotaholders decide otherwise.

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Title VII

WINDING UP AND LIQUIDATION

Article 19 – Winding up and liquidation

In the event of the winding up of the company, the Quotaholders’ Meeting shall determine the modalities of the liquidation and appoint one or more liquidators, determining their powers.

In the event of winding up before 31 December 2014, the profits of the liquidation will be distributed among the members in the same proportions as the contributions were made.

Title VIII

REFERRAL RULES

Article 20 – Reference to legal provisions

For all matters not expressly regulated in the present by-laws, the existing legal provisions are applicable.

Signed

Pierluigi Paracchi

Luigi Naldini

Bernhard Rudolf Gentncr

Nicola Bedin

Andrea De Costa (Notary)

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